Exhibit 5.1

Laird Superfood, Inc.

5303 Spine Road, Suite 204

Boulder, CO 80301

Ladies and Gentlemen:

We have acted as counsel for Laird Superfood, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under  the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of an aggregate of 300,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) that have been issued or are issuable to KP River Birch LLC (the “Holder”) under that certain sponsorship and support agreement between the Company and the Holder, as amended (the “Sponsorship and Support Agreement”) that may be sold from time to time pursuant to Rule 415 under the Act.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the articles of incorporation and bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the Sponsorship and Support Agreement; and (iv) such other corporate records of the Company as we have deemed necessary or  appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in their respective jurisdictions of organization, (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Securities offered thereby will have been delivered to the purchaser(s) of the Securities as required in accordance with applicable law; (v) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (vi) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; (vii) upon effectiveness of the Registration Statement, there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance; and (viii) there will not have occurred any change in law or in the Company Charter Documents of the Company adversely affecting the Securities or the rights of the holders thereof.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

Laird Superfood, Inc.

August 19, 2024

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that upon their issuance in accordance with the terms of the Sponsorship and Support Agreement, the Shares are, or will be, validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the following qualifications, limitations and exceptions:

(a) In rendering the opinion, we have assumed that, at the time of the sale of the Common Stock, (i) the resolutions of the Board of Directors or similar governing body, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded and (ii) there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Common Stock.

The opinion expressed herein is limited to the laws of the State of Nevada as in effect on the date hereof (the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice of law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”  In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP